Exhibit 16.1


June 19, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second through fourth paragraphs of Item 4 included in the Form 8-K dated June 19, 2002 of Ampal-American Israel Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

cc: Irit Eluz, Chief Financial Officer